UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2006

Honeywell International Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	1-8974	22-2640650
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Columbia Road Morristown, NJ	07928
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 455-2000

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

At its  February 17, 2006 meeting, the Management Development and Compensation Committee (the “Committee”) of Honeywell’s Board of Directors reviewed and approved the 2006 financial objectives and their relative weightings that will be used to determine the amount of the overall 2006 incentive compensation pool and individual incentive compensation awards that will be payable to Honeywell’s executives under Honeywell’s Incentive Compensation Plan for Executive Employees (“Incentive Compensation Plan”).  Earnings per share (“EPS”), free cash flow, and working capital turns objectives will be weighted 50%, 25%, and 25%, respectively, in determining the overall 2006 incentive compensation pool. Working capital turns is defined as sales divided by working capital (accounts receivable plus inventory less accounts payable). The EPS component of the annual incentive bonus pool is subject to upward or downward adjustment (up to a maximum of 25% in either direction) based on Honeywell’s relative EPS growth performance versus a pre-established group of 36 peer companies consisting of the Aerospace & Defense, Conglomerates, Auto Parts & Equipment, Specialty Chemicals, Diversified Chemical and Industrial Machinery subgroups of the Standard & Poor’s 500 Index.  Each executive has a bonus target expressed as a percentage of base salary.  Bonus targets for executive officers generally range from 75% to 125% of base salary.   Actual awards can range from 0% to 200% of target, depending on performance against the pre-established, weighted financial objectives , as described above (substituting net income in place of EPS at the Strategic Business Group level), and performance against other specific management objectives (e.g., quality, delivery and other customer satisfaction metrics, productivity, driving process and functional excellence, driving innovation through velocity product development and new product introductions, and promoting learning, integrity and compliance in the workplace). The types and relative importance of the non-financial objectives will vary among Honeywell’s executives depending upon the particular operation or functions for which the executive officer is responsible.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Honeywell International Inc. (Registrant)

Date: February 21, 2006	By:	/s/ Thomas F. Larkins
Vice President, Corporate Secretary and Deputy General Counsel